LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
May 8, 2007
9:00 am CT

Operator:	Welcome to the Savient Pharmaceuticals 2007 1st Quarter Financial Results conference call. At this time all participants are in a listen only mode.

Following management’s prepared remarks we will hold a Q&A session. To ask a question please press Star followed by the number 1 on your touch tone phone.

If anyone has difficulty hearing the conference, please press Star 0 for operator assistance.

As a reminder this conference is being recorded Tuesday, May 8th 2007.

Thank you. Mr. Brian Hayden, you may begin your conference.

Brian Hayden:	Thank you good morning and thank you for participating in today’s call. Late yesterday afternoon we announced our financial results for the 1st quarter of 2007. Before we begin I would like to read our Safe Harbor statement.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Comments made by management during this conference call will contain forward looking statements that involve risks and uncertainties regarding the operation of the future results of Savient Pharmaceuticals. We encourage you to review the company’s past and future filings with the Securities and Exchange Commission including without limitation the company’s quarterly reports on Form 10-Q and our annual report on Form 10-K which identifies specific factors that may cause actual results or events to differ materially from those described in the forward looking statements.

Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, May 8, 2007. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of the senior management team including Philip Yachmetz, Executive Vice President, Chief Business Officer, Paul Hamelin, Senior Vice President, Commercial Operations, Dr. Zeb Horowitz, Senior Vice President and Chief Medical Officer, and Dr. Robert Lamm, Senior Vice President of Quality and Regulatory Affairs.

With that said I’d like to turn the call over to Christopher Clement our President and Chief Executive Officer.

Christopher Clement:	Thank you Brian. Good morning everyone and thank you for joining our 1st Quarter 2007 conference call.

I’d like to begin this call by providing comments on significant events that have occurred in and around the first quarter of this year. Brian Hayden will then discuss our first quarter financial results, and Dr. Zeb Horowitz will then

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

provide an update on the Puricase development program and the open label extension study.

Our efforts and resources in the first quarter of 2007 were directed at advancing the development of Puricase as we move towards the completion of the Phase 3 program. I’m pleased to report that we’ve made significant progress on Puricase in a number of key areas.

To be more specific, on March 6th we reached our goal of 200 patients randomized in the program, which keeps us on track to complete the clinical studies this year, and to announce top line results by the end of this year.

Our third party contract manufacturer has completed the validation of the manufacturing processes for a bulk drug or API with a manufacture of three consecutive validation batches, which is one of the critical components of the BLA submission.

We have also reserved future manufacturing capacities across third party contract manufacturers, through a $3 million payments in order to insure uninterrupted supply of products when we commercialize.

Brian will touch on the financial impact of this in his discussion.

Next we’ve contracted with Enzon, a biopharmaceutical company and contract manufacturer, to handle the fill and finish of our final product here in the U.S. and validation of the fill and finish processes for the final product are currently underway at their facility.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

In keeping with our commitment to develop a secondary source of supply of bulk API material, we are in the final stages of selecting and contracting with a secondary source of bulk API material.

We expect to begin the technology transfer to the secondary source later this year, and we will be able to provide more details on the selection once all the agreements are finalized.

On the clinical front, all patients have been enrolled in the Phase Three study, and are progressing well. You will recall that Puricase is being tested in two replicate studies of approximately 100 patients in each. The studies are double blinded, placebo controlled with treatment for 6 months.

In each study patients are randomized to approximately 20 patients on placebo approximately 40 patients receiving Puricase and approximately 40 patients receiving Puricase once a month.

Puricase or placebo is administered through intravenous infusion every two weeks for no less than 2 hours of 250 ml per infusion.

It is interesting to note that some patients are traveling long distances to participate in the study, and as Dr. Horowitz will report, the enrollments in the open label study have been robust.

As you know and as we reported in year end 2006 conference call, Oxandrin, our commercial product for the treatment of involuntary weight loss, began to experience generic competition in December 2006. In anticipation of a generic introduction at some point, we had earlier entered into an agreement with Watson Pharmaceuticals, a leading generic distributor, to distribute our

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

authorized generic product upon the approval of the other generic competing products.

Now with three generics on the market, we are pleased to report that Watson has captured about 47% of the generic market in the first quarter of 2007.

Our branded and generic sales and revenues have declined quarter over quarter by a net of $1.8 million due to the introduction of the generic product. Although this decline was lower than our internal projection, we anticipate continuing erosion in branded Oxandrin sales as the year progresses.

As we had previously reported in our end of year 2006 conference call, we took steps to reduce expenses related to the sales and promotion of Oxandrin by eliminating our sales force and discontinuing any advertising and promotion for this drug.

Additionally, in the first quarter, we negotiated an agreement with our contract manufacturer of oxandralone bulk API raw materials to reduce a $2 million purchase commitment in lieu of a one time payment of $900,000.

We will continue to take steps to reduce the impact of the generic competition on Oxandrin and maximize product contribution, but we do not see Oxandrin as a critical strategic component for the future success of the company.

From a financial perspective, we ended the quarter with $174.9 million in cash and investments. We remain very confident that we have ample resources to complete our Puricase Phase Three development program and commercialize this important product.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

With this point, let me turn the call over to Brian to take you through our financial performance in quarter one in more detail.

Brian Hayden:	Thanks Chris. Total revenues were $6.4 million in the first quarter of 2007, a reduction of $3.1 million from the same period of 2006. Most of the reduction is due to a decrease in Oxandrin sales and revenues due to the generic competition encountered in 2007.

We also had about $1 million of sales from Delatestrol in 2006 which we did not have in 2007 since we no longer sell Delatestrol. This is a former product of ours that we sold off to another company in 2006.

We expect that generic competition for Oxandrin will continue to negatively impact our revenues, although it has not affected us in the first quarter as much as we had anticipated. We have eliminated our promotional effort for Oxandrin, terminated our sales force and are not spending any resources on marketing of this product. We would expect to see sales and revenues continue to decline and eventually flatten out towards the end of the year.

Most of it sold for the quarter was a negative cost of $400,000 compared to a COGS of $900,000 for the first quarter of 2006. The main reason for the negative COGS which is in effect is a positive impact to earnings in Q1 2007 was due to reversal of a previously oxandralone API commitment accrual.

Further explained in 2006 we had charged to COGS a purchase commitment for $2 million related to required purchase of oxandralone bulk API raw material inventory based on our determination in December 2006 that we

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

would not be able to use this material due to the impact of generic competition.

We were able to come to an agreement with our third party manufacturer in March 2007 reducing this commitment in lieu of a one time payment of $900,000 a small portion of which is for the purchase of inventory stock.

In Q1 2007 due to the change in circumstances, we reversed $1.1 million of the cost resulting in a positive impact on COGS. We expect that COGS should run in the 10 — 13% range going forward.

Research and development expenses were $12.8 million up from $3.2 million in Q1 of 2006. The key components of this increase in expense are related to the Phase Three clinical development program, which achieved its target enrollment objective during the quarter.

Activities related to manufacturing process development and now (audation) batch production and a $3 million reservation fee with our third party contract manufacturer for Puricase to reserve future capacity at their facility for commercial production.

From an accounting standpoint, since Puricase is not approved and there is risk and uncertainty as to the future approval of this product, it is difficult or impossible to determine the future economic benefit of this fee, therefore we’ve expensed this amount of $3 million in the current quarter as an R&D expense.

Selling general and administrative expenses were $7.4 million a reduction of $3.3 million from Q1 of 2006. We have reduced significantly in

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

2007 the work related to financial consulting including audit fees and Sarbanes Oxley third party assistance.

We also reduced a selling and marketing effort related to Oxandrin as previously discussed due to the generic competition.

The impact of the reduction in compensation of our sales force was offset by the cost of severance payments end of quarter.

The net loss for the first quarter of 2007 was $7.8 million or $.15 per basic and diluted share from continuing operations, as compared with net income in Q1 2006 of $4 million, or $.05 per basic and diluted share from continuing operations.

The net loss is not unexpected based on the impact of generic competition on our revenues, but more importantly is primarily due to the impact of the development work on Puricase.

We ended the quarter with $174.9 million in cash and investments, down about $4.5 million from the end of 2006 balances. We plan to continue to burn our cash resources as our expenses will outpace our revenues as we escalate the development of Puricase activities for the completion of the clinical trials in 2007, the filing of the BLA in 2008 and hopefully eventual commercialization in 2009.

From a liquidity standpoint we believe we have adequate cash resources to see us through the development and commercialization of Puricase.

You’ll note that we have recorded a $3.4 million income tax benefit in Q1, and if we continue on plan to

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

incur losses through 2007, we would plan to utilize these losses against the income taxes paid last year in 2006 of approximately $20 million related to the gain on the sale of our U.K. subsidiary, Rosmount.

Due to the timing of the filing of tax returns and refunds of earned, we would receive return of the $20 million of previous tax payments until sometime in 2009.

Cash was positively impacted in Q1 by some one time receipts for an income tax refund from prior years for our then Israel subsidiary, this was $2.5 million, also we collected $640,000 on another receivable and we received $680,000 from the refund of a bond that was posted as part of a litigation dispute.

Our cash positioning Q2 will be impacted by the $3 million manufacturing reservation fee that I had previously discussed, which was paid in April 2007 and also with the $900,000 contract amendment payment relating to the oxandralone bulk API raw material inventory.

From a Sarbanes Oxley standpoint our internal controls continue to function, Chris and I will certify again to these controls being effective from a financial reporting standpoint.

We plan to file our 10K within the next day which will contain all of the relevant details of our financial results. With that I will now turn the call over to Dr. Horowitz for his comments on the clinical development program for Puricase.

Zeb Horowitz:	Thank you Brian. Our Phase Three program for Puricase continues to progress well as Chris mentioned we completed patient enrollment in March. But

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

although our target enrollment was 200 patients, we did allow patients to complete the screening from that up until March 16th with a randomized total of 225 patients across the two trials.

By so doing, we were able to accommodate the strong desire of these patients in screening to participate, we kept to our timeline, but we were also able to replace 13 patients who had dropped out of the trial for various reasons (unintelligible) administration.

Now with the enrollment secure, our attention is fully focused on completing the (enlight) portion of the Phase Three studies by approximately the end of the third quarter of this year, while preparing for our 2008 BLA submission, with a parallel track of activities.

Chris briefly touched on the Phase Three study design, I would like to use this opportunity today to update you on the execution of the Phase Three studies and related activities in support of Puricase program.

First let me give you a sense of disease severity in the randomized population. In general, the Phase Three population turns out to be very similar to patients who participated in our early development trials.

As planned approximately 70% of the randomized patients had one or more gout tophi at baseline, thereby fulfilling the sample size requirement for analysis of this secondary efficacy which is the reduction of the (verdant) gout tophi.

Let me remind you that gout tophi is a collection of solid uric crystals often located over joints that scratch up tendon surfaces. The medical mysteries of

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

the randomized population show that patients on average had about 9 gout flares per year prior to study entry, and in addition to the high problems of gout tophi.

Moreover many patients had relatively high numbers of tender and swollen joints at baseline, confirming the likelihood for adequate sample size for statistical analysis of all these secondary efficacy.

I’d like to comment that the scientific literature suggests that approximately half of all patients leading with allopurinol in the United States seem to persist in experiencing three or more gout flares per year. And reports show that as many as up to 25% of these patients have problem gout tophi.

The baseline characteristics of our Phase Three studies show that the gout treatment failure population or the orphan population tends to be even more severely symptomatic than the border gout population.

Today the definition of gout treatment failure is totally concerned with the quantitative failure, the normalized uric acid blood level, and it is not really about symptoms or signs of disease.

Yet it is not at all surprising that the treatment failure population by this definition really suffers from a greater burden of disease because there never has been an effective therapy for these patients.

In our March press release, we stated that infusion reaction had occurred in approximately 6% of all administered infusions. That is both placebo and Puricase infusions because the trials are blinded.

So this continues to be the case as we have progressed further into the trials, (unintelligible) approximately 1700 infusions having been given. More

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

importantly, our investigators have been largely successful in treating through infusion reactions when they occur, which is true for other biologicals that are infused, so that patient retention appears to be satisfactory.

The true rate of infusion reactions among placebo and Puricase treatment done specifically will become knowable only when we break study blinds, analyze our data later this year.

At this point in the Phase Three program, all randomized patients have received at least one infusion, whereas 150 patients have completed their third month of infusions. And more than 100 patients have completed their fifth month.

Now with approximately 1/3 of the patients completed, or about 70 patients, the latest participation in the open label extension continues to be just about 100%. In the open label extension the patients are given the option of receiving Puricase infusions every two weeks or every four weeks or enrolling in the observation only part.

They have all requested to receive Puricase for the duration of the 12-month study. And no one to date has chosen the observation arm. Obviously as the study progresses, these numbers may change.

Please keep in mind that the patients investigated are all blinded in the treatment assignments in the Phase Three studies at the time the patients transition to the open label extension. And that we as the sponsor in no way influence their choice between the two Puricase treatment options or long term observation without Puricase treatments in the open label extension.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

We view the continued enthusiastic patient participation in the open label extension protocol as an ongoing signal that patients and physicians find the emerging tolerability and safety profile sufficiently satisfactory to request 12 months exposure to Puricase upon completion of the Phase Three study.

This high degree of participation also seems to reflect the profundancy of the medical need among the gout treatment failure population which is currently unsatisfied by any other therapeutic intervention.

I wish there was more that I could report, but as I have indicated we are blinded to the treatment assignment in the trials, and we in no way want to jeopardize the progress we’ve made by releasing information prematurely.

We will discuss the results of the trials once these are completed and when the data has been thoroughly analyzed.

The results of the ongoing clinical study we believe will address the treatment failure population specifically what will lay the foundation based on the data obtained will help us develop a strategy and a clinical plan potentially to address the broader gout population in the future.

On a different topic, I’m very pleased to inform you that four abstracts have been accepted for publication at the EULAR annual meeting in Barcelona in June, these focus are full analyses of quality of life assessment, performed in our Phase Two natural history studies, there’s no further exploration in epidemiology of gout treatment failure.

But we’ll know the efficacy and safety results are presented, we believe that the data discussed in the abstract will continue to build the context in which to

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

understand potentially valuable benefits this profile of Puricase in the gout treatment formal population.

Finally I’d like to conclude by telling you as a clinical scientist and for all us involved in the development of Puricase, it really is a wonderful privilege to be able to offer these gout treatment failure patients that we believe is their first real control (unintelligible). Let me now turn it back to the conference call to Chris.

Christopher Clement:	Well thank you for that. Although clinical and manufacturing activities are the highest priorities puts both of them on the critical path to BLA filing, there is considerable ongoing work in progress in commercial areas where several market research studies are under way, addressing crucial issues such as pricing reimbursement, sales force sizing, market segmentation and life cycle management.

These certain programs are also underway to better measure stored body urate crystals and the underlying skeletal damage caused by the uric acid crystals in gout tophi.

And there’s development initiatives are underway. The vast products opportunities in rheumatology and other related therapeutic categories.

Our position on partnering Puricase has not changed. We fully intend to commercialize Puricase in the U.S., but will actively seek a development and commercial partner in major markets outside of the U.S.

However, as previously stated, we will not finalize any partnering arrangement until the completion of our Phase Three program and following

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

meetings scheduled with European regulators to clarify the appropriate registration pathway for Puricase in the EU.

Our focus for the remainder of 2007 is to complete our Phase Three program and after our top line results, and undertake all of the necessary work to prepare our BLA for filing in early 2008.

I look forward to sharing our progress with you throughout the year as we continue to advance this important program.

We will now open the lines for questions.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press Star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your calling request, you may do so by pressing Star then the number 2 on your telephone keypad.

If you are using a speaker phone, please pick up your handset before entering your request.

One moment please for the first question.

And your first question will come from the line of (Kim Lee) at Pacific Growth.

(Kim Lee):	Good morning.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Man:	Good morning (Kim).

(Kim Lee):	Quick question on the data presentations at EULAR, just wondering if there’s any change of seeing any open label Phase Three data?

Man:	Well there is no open label Phase Three data (Kim), any open label data that is available now would be coming from the open label extension, I guess that’s what you meant.

(Kim Lee):	Right.

Man:	We have not gone into that study at this point to locate efficacy on points, I mean obviously we’ve followed safety closely, and part of the reason for not doing that is we don’t want to in any way blind or impact negatively the, how shall I put it, impeccability of the Phase Three program.

We can’t in any way harmfully affect that so we have not taken any look yet at the open label extension.

(Kim Lee):	Okay, great. And I think I missed it, you had mentioned something about something ending in Q3 of this year, was it the completion of the two Phase Three trials?

Man:	Yeah, we expect based on when, those who are last patients, first dose we expect the last patient last dose to occur approximately at the end of September, I can’t give a precise date because there are windows around all the visits and you know if you — it could fluctuate a little bit, but it’s approximately the end of September.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

(Kim Lee):	Okay great. And also just a financial question, as you do not have the sales force for Oxandrin any more do you expect any — do you expect sales and marketing P&L line to decrease? And when do you think you’ll start building a sales force for Puricase in the U.S.?

Christopher Clement:	(Kim), let me answer the first part of the question then I’ll ask Paul Hamelin, our head of sales and marketing to discuss the second part.

With regard to the expenses for sales and marketing, you know we might see a slight decrease occur over the course of the next few quarters, but I just caution you because although we’ve eliminated the sales and marketing sales force we are now engaged in a number of activities in preparation for the commercial launch of the product as it relates to pricing, as it relates to reimbursement and a whole host of other things so some of those expenses we’ll start to scale up toward the end of the year probably more focused on the fourth quarter, but we should see sales and marketing kind of decline a little bit in the next couple of quarters.

Let me ask Paul to address the sales and marketing team.

Paul Hamelin:	(Kim), this is Paul. As it relates to building a sales force for Puricase, we’ll actually wait until we get very close to the launch itself of Puricase, at that time in order to build an organization. We don’t see incurring those types of expenses but we do see the efforts as Chris identified, market research efforts, pricing reimbursement efforts and a lot of preliminary pre-launch activities occurring over the next 12 — 18 months in preparation for that, but we’ll defer hiring that sales force until the time of launch.

(Kim Lee):	Okay. And about how big would you see the sales force being?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Paul Hamelin:	Yeah, I think we’ve not officially yet gone through a sales force scoping or sizing exercise but if you look to a lot of specialty companies in this space they can range anywhere from small hospital sales forces of 100 people to specialty sales forces of 50, so it is just a number of different sizes, we’ll go through that official exercise later this year and into 2008.

Kim Lee:	Okay great. And one last question and I’ll jump back in the queue, can you tell us more a little about the infusion reaction scene, I know you said you’ve seen 6% of patients with infusion reactions and I know that the study’s blinded but what have the physicians...

Zeb Horowitz:	Yeah I just can clarify that a moment. What I actually said was 6% of all infusions, not of patients. We haven’t recorded the per patient rate. Obviously with 1700 infusions approximately having been given, only a small number of those infusions appear to be related to infusion reactions.

We follow these very closely. The infusion reactions are qualitatively similar to what occurs with other biologicals patients can have headache, muscle cramp, chest pain, diaphoreses, a whole range of symptoms, it’s highly dependant on the physician and staff interaction with the patient and their level of anxiety, and are they forewarned.

The important thing is though just like with lots of other biologicals, whether infusion reaction occurs, the typical response is destroy the infusion or stop it and restart it at a slower rate sometimes give them Benadryl, we sometimes as physicians will give some cortisone steroids, in any case the important thing is that the patients are able to complete the infusion and continue with the program getting their next infusion usually at a slower rate.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

So the frequency of infusion reactions does not appear to be surprising to us, and we’re very gratified that the investigators and the patients are working through these when they occur, I just point out that in published literature with other products the rate of infusion reaction in placebo infusions, just saline infusions has been reported to be around 8% of saline infusions.

So some portion of the infusion reactions received in our study are probably related to placebo but I’m sure many of the, or most of the infusion reactions are related to study drugs, and until we break blind I’m not going to actually know what that breakdown is.

(Kim Lee):	Right. Okay great. Thanks for the insight.

Operator:	Your next question will come from the line of (Michelle Hoff) with Ferris, Baker, Watts.

(Michelle Hoff):	Hi good morning. Questions regarding manufacturing. What other steps will be needed to secure whatever requirements for the BLA?

Christopher Clement:	Well (Michelle) hi, this is Chris. As we reported, the validation of the API of the bulk material, that has been successfully completed. The next step in the process then will be to validate from a fill finish point of view and as I mentioned in my remarks that we have now contracted with Enzon to do the fill finish, that work is underway and they’re doing the validation of that fill finish.

So from a basic manufacturing point of view in terms of demonstrating the ability to consistently manufacture bulk material and the ability then to also validate the fill finish, that work is well underway on schedule and those are the major components that need to be done.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Now in addition there’s a lot of analytical work that is ongoing to support all of the data behind that manufacturing and that work is all underway now.

So at this point in time relative to the major components of what’s necessary from a manufacturing point of view, that work is well under way and on schedule.

(Michelle Hoff):	Great. And the second supplier, that would be just as a back up supplier or will that be a secondary source in conjunction with or will that be sort of a backup.

Christopher Clement:	Well we have a desire to have a secondary source of manufacture just from the sake of being prudent and good business that you don’t have all the bulk manufacturing coming from one facility.

So we will continue to utilize our third party manufacturer BTG in Israel as our primary supplier as we bring the secondary manufacturer on board they will be a backup to what’s going on with the supply we get out of Israel, but then also over time as demand for the product increases out over time, then they will also come on line as a supplier.

(Michelle Hoff):	Okay great. And can you comment a little further on reimbursement and what’s going on with that at this point?

Paul Hamelin:	Yeah, (Michelle), this is Paul. Our efforts right now you know we are in the process of meeting with managed care organizations and how they manage products on their formularies and their systems and we’re also taking opportunity to look at CMS reimbursement kind of map the process that way so that we can be prepared for launch should we receive approval so we can

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

get reimbursement in managed care and with the Federal government as quickly possible post launch.

So while the work is beginning now, it won’t be concluded for another probably 6 — 12 months.

(Michelle Hoff):	All right. And last but not least, can you talk about pricing? Or is that a little premature?

Christopher Clement:	You know pricing, pricing is something that is going to evolve over time as we conduct more market analysis and those kinds of studies. And frankly it’s going to be somewhat dependant on the strength of the results we get in our Phase Three program.

You know obviously if we get clinical outcomes, very robust clinical outcomes in terms of reduction of tophi, reduction of gout flare, then obviously there’s a value component to that and we see that as having a very, would have a very positive impact on pricing.

So you know we’re looking at it right now, we do believe I think as we’ve stated previously we think that given the profile and the utility that this drug will have in treating just the treatment failure population we believe that we will be able to justify biologic pricing as kind of a baseline but that will be obviously dependent upon the strength of the clinical results that we get.

(Michelle Hoff):	Great, thank you very much.

Man:	Thanks (Michelle).

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Operator:	As a reminder ladies and gentlemen, to register for a question please press Star then the number 1 on your telephone keypad.

Your next question will come from the line of (Lee Hartman) with CRT.

(Lee Hartman):	Good morning gentlemen. I had some specific questions for Brian with respect to the marketing and sales line and the disclosure that you provided if I look to the year ago quarter and I pull out the $0.8 million with respect to Oxandrin and the one time severance and the just lower sales force compensation I get to a number of about $1.2 million since you’re now blending marketing, sales and G&A together, does that make sense that the marketing and sales expense is roughly a million and a quarter, a million and a half per quarter?

Brian Hayden:	The marketing and sales number for the quarter, which was $2,016,000 and it’s selling general and administrative number for the quarter or the G&A number should say was $5,405,000 just so you have that.

(Lee Hartman):	Okay. And so I was just trying to adjust for the one time numbers that might have been sitting in Q1. Okay. And then if you disclosed it I apologize because I missed it, capital expenditures for the quarter?

Brian Hayden:	We didn’t disclose it yet, it’ll be in the Q, there were about $311,000 we’re not a big CAPEX company, we did have some lease hold improvements that took place in some, most of our CAPEX expenses are related to computer equipment.

(Lee Hartman):	Okay. And then with respect to going through validation processes and getting any thing set up with respect to an outsourced, like the agreement with Enzon, is any of that capitalized or are you expensing everything?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Brian Hayden:	We would expect to expense all of those expenses as a research and development expense when incurred.

(Lee Hartman):	Okay, that’s what I thought you were doing. And then you did say you were filing the 10Q which day I’m sorry?

Brian Hayden:	Probably be filed tomorrow afternoon.

(Lee Hartman):	Okay. Well I thought you did a great job on cost control and I’m excited to see the rest of the year develop so good luck at EULAR in particular.

Brian Hayden:	Great. Have a good year.

Operator:	Your next question will come from the line of (Philip Ronamen) with Cadence Partners.

(Philip Ronamen):	Good morning gentlemen. Chris you were talking earlier with regarding to pricing and you’d stated that you hoped the Puricase would be able to be priced as a biologic, what exactly does that mean in valid terms?

Christopher Clement:	Well you know if you look at the way biologics are priced, infused biologics and if you want to use the TNFL (cred) drugs in rheumatoid arthritis as an example, you know they are priced somewhere from the mid-teens per course treatment then it moves up from there.

I think it’s from there it’s somewhat dependent upon, as I said you know what happens with the results of the Phase Three results, how strong, robust they are, you know what the clinical benefits are and that kind of thing.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

So you know I think in terms of you know not really knowing what the results are to date on the Phase Three program obviously it’s difficult to exactly peg what you think pricing will be, but we think even under a minimal scenario of controlling uric acid in a patient population that has no treatment alternative, we think as I said as a baseline right now we think that that’s reasonable.

(Philip Ronamen):	Okay. Question for Zeb, it’s kind of interesting to me to see 100% of patients coming off treatment opting for the open label extension. Clearly among those are those who have been on the placebo. Is it revealed to them at the end of their treatment that they are on a placebo prior to their opting for the open label extension?

Zeb Horowitz:	We have never planned to tell patients, individual patients unless there’s a safety reason to do so what their core treatment assignment was in the course studies. Certainly at the time that they transition to the open label neither the patient nor the investigators nor we have broken blind to know what their treatments are, but I’d go further and tell you that at no time during the Phase Three study to either the patient, the physicians, the investigators and we ourselves know what the uric acid levels are in patients.

So not only do we not know what their treatment assignment is we can’t look at the uric acid to try and guess and the reason for that again is that when our reviewers at the agency will look at our BLA, they need assurance that the study was carried out with impeccability in terms of study blind and (unintelligible) to produce bias and knowing what the patient study are they on potentially could bias them, now obviously if patients tophi are going away, they’re going to assume their on the study drugs, that’s unavoidable.

But every avoidable controllable kind of bias has to be eliminated. So no, the patient never knows what their treatment assignment was. Now they may ask

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

us at the end of the open labels long after we’ve closed out Phase Three, then the patient really wants to know at that time, obviously we’d tell them but only for safety purposes.

(Philip Ronamen):	But when they go on the open label extension, they are getting the actual product regardless whether or not they were on a placebo prior, correct?

Zeb Horowitz:	During the phase the open label extension they have a choice of knowing and getting Puricase or deciding they just want standard of care they don’t want take Puricase and they can stay in the study, take whatever drugs they want and we’ll provide the medical care for them following.

It’s my intention assuming we are successful and we get approved and on the market to try and study this particular cohort of patients for a very long time. They stay on the drugs and they go off.

(Philip Ronamen):	Where all this question is leading is what exactly, what do you make of the fact that 100% of the patients including those that were on placebo opted for the open label extension?

Zeb Horowitz:	Well it’s not the first time I’ve been asked the question and we ourselves have asked the question, let me give you a conservative answer and that’s been in the talk (unintelligible) previously, speaking conservatively but there’s an ongoing signal that the emerging profile of the drug in terms of tolerability and safety appears to be sufficiently satisfactory to both patients and physicians to request exposure for at least additional 12 months. You know, but if they believe that there’s efficacy there, I can’t speak to that because I don’t have the evidence yet on efficacy.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

What I would say is patients entered the study agreeing to take the risk of being randomized to placebo, with a 20% chance and they did that knowing that they would have the opportunity at the end of the trial, 6 month trial, to go on Puricase open label.

So patients knew about the open label before entering Phase Three I think in part they wanted the opportunity for long term treatment even before they knew what the safety tolerability and efficacy profile would be.

And I’d also comment that it was FDA that really foresaw the need for this and asked us to make the drug available in some way, presumably through an open label extension after completion of the 6 months study they actually asked them to try and make the drug available right up until the time it’s commercially available.

So it was their foresight that allowed us to put this in place.

(Philip Ronamen):	Yeah I guess perhaps I may be even asking the wrong question I think people who have lived with refractory gout for 20 years certainly know how their body’s responding to the variety of different drugs that they’ve injected or induced...

If one is not working, i.e. if they’re under the placebo I would suspect that they’re actually aware so really probably the greater or the more fine focus should be on those who know that they were on the drug and also elected to extend through the open label indicating that clearly there’s some preference perhaps whether it’s small or large for whatever the benefits are that they’re receiving.

Anyway that’s just my own little interpretation.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Brian, I got a couple quick questions for you and then I’ll let the next questioner take my place.

Brian it looks like there are approximately in R&D there are about $5.2 million of one time expenses is that correct?

Brian Hayden:	There were $3 million of one time expenses.

(Philip Ronamen):	Well you know the $2.2 million of additional expenses related to validation of the manufacturing process. Is that an ongoing expense?

Brian Hayden:	No, I’m not sure what you’re referring to. There was a $2 million...

(Philip Ronamen):	I’m referring to your press release.

Brian Hayden:	Oh the $2.2 million is just ongoing manufacturing expenses related to validation work.

(Philip Ronamen):	So we would expect this $2.2 million to show up on a quarterly basis?

Brian Hayden:	Well there’s going to be continuous validation work that’ll continue throughout the year, so we don’t look at that as a one time expense, but compared to the $3 million reservation fee.

(Philip Ronamen):	Okay, I understand. All right, in that $3 million you said you weren’t really sure whether or not you were actually going to be able to take advantage of that because we don’t know the outcome of Phase Three, therefore you’re expensing it all now, how will that then be applied later on to the expenses that will be incurred once manufacturing commences?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

Brian Hayden:	Well what’ll happen is when we produce the commercial supply of material, basically the cost of quick solve will be zero.

(Philip Ronamen):	Up until that $3 million reserve is used? Is depleted?

Brian Hayden:	Right. That’s, you get the best, you can’t capitalize the manufacturing activities until the product is basically...

(Philip Ronamen):	I understand.

Brian Hayden:	So what happens is you end up incurring the expense during the current period so then you reap the benefit of it at the time the commercial product is being sold and then the cost of sales would be very low initially and then gradually grow up to where the more reasonable levels are.

(Philip Ronamen):	That’s what I figured I just wanted to make sure I understood the accounting. Thank you very much gentlemen.

Brian Hayden:	Okay thanks.

Operator:	And your next question is a follow up from (Michelle Hoff) with Ferris Baker Watts.

(Michelle Hoff):	Hi, going back to the open label, patients in the clinical trials, in the open label, they are all in a room together or are they separated? What’s the interaction?

Zeb Horowitz:	You mean actually physically at the investigator’s site?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

(Michelle Hoff):	Yes.

Zeb Horowitz:	No there’s no segregation, patients who are in the open label will come back to visit. Obviously they’ll have to schedule a shared opening in the infusion suite, but as far as I’m aware we certainly don’t put anything in the protocol about physically separating them.

If you’re implying the patients talk to each other — you betcha. I’m sure they did.

(Michelle Hoff):	Okay, that’s it. Thanks.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Christopher Clement:	Thank you operator. In summary, we continue to move forward on our core strategy to develop and commercialize Puricase. In doing so we will be able to provide a very strong base from which to expand our business and provide value to health care providers, patients and our shareholders. This is a very exciting and important time for this company, and we will continue to strive to achieve the results that will drive the future growth of this business.

Thank you all for joining us today on this call. We are excited about the opportunity that lies ahead and the potential that Puricase can have in the gout treatment failure population.

Thanks again for your confidence and ongoing support.

Operator:	Ladies and gentlemen, that concludes you conference call for today, we thank you for your participation and ask that you please disconnect your line.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Anne Marie Fields
05-08-07/9:00 am CT
Confirmation # 5958446

END